                                                                    Exhibit 12.1


                       STATEMENT OF COMPUTATION OF RATIOS
                                 (in thousands)


                                   Historical

                              Period From
                           September 30, 1994
                          (Inception) Through       Year Ended       Nine Months Ended     Nine Months Ended
                           December 31, 1994    December 31, 1995    September 30, 1996   September 30, 1995
                           ------------------   -----------------    ------------------   ------------------
 EARNINGS:
   Net Income                       $ 368              $ 3,467             $  6,382               $ 2,216
   Minority Interest                   52                  397                  444                   311
   Fixed Charges                      209                2,428                4,625                 1,386
                                    -----              -------             --------               -------
       Earnings                     $ 629              $ 6,292             $ 11,451               $ 3,913

 FIXED CHARGES:
   Interest Expense                 $  61              $ 1,989              $ 4,005               $ 1,095
   Amortization of Loan
   Origination Fees                   148                  439                  620                   291
                                    -----              -------              -------               -------
       Fixed Charges                $ 209              $ 2,428              $ 4,625               $ 1,386

 FIXED CHARGE
 COVERAGE RATIO(1)                   3.01                 2.59                 2.48                 2.82
---------------

(1)  Computed as earnings divided by fixed charges.





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